EXHIBIT 21.1

             SUBSIDIARIES OF CYOP SYSTEMS INTERNATIONAL INCORPORATED



                                                              February 12, 2001


CYOP Systems Inc. is a wholly owned subsidiary of CYOP Systems International Incorporated. CYOP Systems Inc. is incorporated in Barbados and conducts business under the name CYOP Systems Inc.

Moshpit Entertainment Inc. is a wholly owned subsidiary of CYOP Systems Inc. Moshpit Entertainment Inc. is incorporated in the Province of British Columbia, Canada and conducts business under the name Moshpit Entertainment Inc.